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                 SUBSIDIARIES OF DRUMMOND FINANCIAL CORPORATION


                                                             Shareholding
                                   Jurisdiction            at June 30, 1998
Name of Subsidiary               of Incorporation               (Direct)
------------------               ----------------          ----------------

CVD Financial Corporation           Washington                    100%
CVD Financial Corporation        British Columbia                 100%
Drummond Financial (B.C.) Ltd.   British Columbia                 100%